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                                                                    Exhibit 10.5


                           PROGRAM PROVIDER AGREEMENT


        This agreement ("Agreement") is effective as of August 1, 2002 ("Effective Date"), between Citibank (South Dakota), N.A., Citibank USA N.A., and Citicorp Credit Services, Inc. (the entities above individually and collectively referred to herein as "Citi"), and Intersections, Inc. having a place of business at 14930 Bogle Drive, Chantilly VA 21051 ("Provider"). This Agreement governs one or more Programs offered by Provider hereunder and the Services related to each such Program that Provider shall provide to Citi and certain Citi Cardmembers. This Agreement is made in respect of good and valid consideration, receipt of which is hereby acknowledged by each party. Except as expressly authorized pursuant to this Agreement and in full compliance with all terms and requirements set forth herein, Provider shall not offer or provide any Program or Services to Citi Cardmembers.


ARTICLE I.       DEFINITIONS

"Citi Cards" means credit and other cards issued by Citi, including cards relating to accounts or portfolios that may be acquired by any Citi affiliate.

"Citi Cardmembers" and "Cardmembers" mean primary and secondary accountholders of Citi Cards.

"Confidential Information" means information, materials and data that are confidential and proprietary to each party, to which the other party may have access during the term of this Agreement. Confidential Information includes without limitation (i) marketing philosophy, techniques, practices, objectives, strategies, methodology, targeting methods, market research and results, competitive advantages and disadvantages, financial results, technological developments, response rates, trade secrets, processes, procedures, plans, policies, business affairs, discoveries, hardware, software, screens, specifications, designs, and intellectual property: and (ii) the provisions of this Agreement and rights and obligations hereunder (other than as are made generally available by the parties). In the case of Citi, its Confidential Information also includes (i) names, addresses, phone numbers, and tracking numbers of Cardmembers provided by Citi, or by Cardmembers, to Provider in connection with this Agreement; and (ii) demographic, behavioral, credit, account and other information relating to Participating Cardmembers recorded or generated by Provider.

"Credit Reporting Agency" means a credit reporting agency, including without limitation Experian, Equifax or TransUnion, that provides consumer data to Provider in connection with a Program.


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"Marketing Materials" means any and all communications, oral or written, from
Provider and/or Citi to Cardmembers, regarding a Program, including, but not limited to, membership fulfillment kits; solo mailings; snap-packs; postmailers; credit card mailers; scripts, including voice response technology and telemarketing scripts and screens (both inbound and outbound and including questions and answers); bangtails; insert mailings; renewal mailings; inquiry notifications and newsletters; Web site text and presentation; media advertising; and electronic mail.

"Participating Cardmembers" means Cardmembers who agree to enroll, or otherwise accept or participate, in Programs.

"Program Exhibit" means each and every Program Exhibit that is approved in writing by Citi and by Provider.

"Program(s)" means membership clubs, insurance programs, merchandise, magazine subscriptions and/or other products and Services offered by Provider to Citi Cardmembers pursuant to this Agreement.

"Services" means Marketing Materials, products, Program benefits, mailing of fulfillment materials, cancellation, refunds, inquiry response, complaint response, payment, security and confidentiality measures, reporting, and other activities undertaken by Provider with respect to Citi or Citi Cardmembers in connection with a Program or a proposed Program, and all obligations of Provider pursuant to this Agreement.


ARTICLE II.      PROGRAM AUTHORIZATION AND GENERAL OBLIGATIONS

        A. Provider is authorized to undertake the Program(s) described in the approved Program Exhibit(s) appended to this Agreement. Each Program shall be governed by the terms of a separate Program Exhibit and this Agreement. Each Program Exhibit is hereby incorporated by reference and made part of this Agreement.

        B. Each Program Exhibit shall accurately and fully describe the Program to which it relates. Each such description shall include, as applicable, the Program term, timetables, marketing plan, expenses, membership benefits, compensation, billing arrangements, and any other terms and conditions specifically pertaining to the Program. Citi may elect to make a Program available to those Cardmembers as Citi deems appropriate in its sole discretion or as otherwise set forth in the applicable Program Exhibit. Provider shall provide to Participating Cardmembers the Program benefits as described in the Program Exhibit and Marketing Materials, and shall not, without Citi's prior written consent, reduce or materially modify the Program benefits during the term of the Program, unless required to by an applicable law, regulation, court order or order or pronouncement by a government agency with appropriate jurisdiction.


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        C. In undertaking Programs pursuant to this Agreement, Provider shall comply with the terms set forth in each approved Program Exhibit and, as applicable, with the provisions of (i) the Marketing and Branding Requirements set forth in Attachment A; (ii) the Citicorp Information Security Standards set forth in Attachment B; (iii) the Management Information Systems Standards set forth in Attachment C; (iv) the Customer Service and Performance Standards set forth in Attachment D; (v) the Ten Principles of the Citigroup Privacy Promise set forth in Attachment E; and (vi) the Telemarketing Practices Requirements set forth in Attachment F, each of which Attachments is appended hereto, incorporated by reference and made a part of this Agreement. Citi reserves the right to modify the documents listed in this Paragraph II.C. upon forty-five
(45) days advance written notice to Provider.

        D. Citi shall transmit to Provider, if and as required, the names, addresses, phone numbers, Social Security Numbers, and sequence numbers specific to those Citi Cardmembers to whom Provider is authorized to offer the Program(s) pursuant to the governing Program Exhibit(s). Citi shall provide such information in a computer-readable, mutually acceptable format as indicated in the Program Exhibit(s).

        E. Rights and obligations under this Agreement may be exercised and undertaken by one or more Citi affiliates, at Citi's discretion, provided, however, for each individual Program, only the Citi entity named in the Program Exhibit shall be responsible for Citi's Program obligations, and no other Citi entity shall be liable in connection with that Program. Consideration payable by Provider in respect of each individual Program shall be payable to the Citi entity indicated in the governing Program Exhibit.

        F. Citi understands that Intersections has broad market and other programs that may include customers who have and use a Citi Card. Therefore, Citi agrees that nothing in this Agreement shall preclude Provider from making offers of any of Provider's products or services to the general public or to individuals who have Citi Cards and who incidentally are part of a group targeted by Provider outside this Agreement, so long as Provider does not specifically target individuals who have Citi Cards. Such marketing by Provider is not part of, or regulated by, this Agreement.

ARTICLE III.     SUBCONTRACTORS

        A. Provider shall not use any subcontractor or agent to perform Services pursuant to this Agreement unless Citi gives its prior written consent and Provider ensures that such subcontractor or agent (i) has executed a written agreement to comply in effect with all applicable terms of this Agreement (including Program Exhibit(s), and Attachments) and (ii) does not take any action in violation of such written agreement. Provider shall not use any subcontractor or agent to perform

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telemarketing Services hereunder unless such subcontractor or agent is included on Citi's Approved Vendor List, a copy of which shall be furnished to Provider.

        B. Provider shall remain primarily responsible to Citi for the performance or nonperformance of its subcontractors and agents and their respective employees, subcontractors and agents. Citi shall have the right to require Provider to replace any such subcontractor or agent within thirty (30) days of Citi's written notice for failure to perform in accordance with this Agreement.


ARTICLE IV.      PROGRAM EXPENSES

        Except as otherwise provided in this Agreement, Provider shall be solely responsible for, and shall bear all costs and expenses relating to, the marketing, administration and provision of Programs, including all costs and expenses of: (i) designing, printing, and disseminating (other than the cost of postage for billing statements that otherwise would be mailed by Citi) all Marketing Materials; (ii) correspondence and forms related to the Program; (iii) telemarketing and teleservicing conducted by Provider; (iv) Program customer service, benefits, and fulfillment; and (v) installation and maintenance of any telephone lines required for monitoring and recording Cardmember calls and/or transfer of such calls from Citi to Provider.


ARTICLE V.       MARKETING MATERIALS REVIEW AND APPROVAL

        Provider shall submit to Citi for review, and obtain Citi's approval, of complete prototypes of any proposed written or printed Marketing Materials prior to the production, dissemination, or use of such Marketing Materials in connection with the Programs. Such submission will include, upon Citi's request, proof of clearance of any photographic and other images depicting persons. Citi shall have the final right of approval of the design and content of all Marketing Materials, and Provider shall incorporate any and all revisions required as a condition of approval by Citi, and shall bear all costs related thereto. Provider shall, in accordance with Attachment A, obtain Citi's approval prior to modifying or reprinting any Marketing Materials that previously have been approved by Citi.


ARTICLE VI.      TELEMARKETING REQUIREMENTS

        A. To ensure compliance with, and the quality of performance under, this Agreement, Citi (or its designated agent) may at any time monitor and record telephone conversations between Provider and Cardmembers including Participating Cardmembers. Provider shall obtain written consent to such monitoring and recording from each individual who provides telemarketing Services in connection with Programs and shall ensure that a notice is given at the start of each telephone conversation that the conversation may be monitored and recorded. Upon request by

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Citi, Provider shall provide to Citi (or its designated agent) a connection, via telephone, to the monitoring system operated by Provider whereby Citi (or its designated agent) can randomly select and monitor telemarketing calls with Cardmembers from a remote location, in a manner designed to be undetected and undetectable by normal use. Provider shall provide Citi with a unique identification number to present when requesting on-line monitoring. This identification number will prevent anyone other than Citi (or its designated agent) from monitoring such telemarketing calls.

        B. Provider shall provide a minimum of twenty-four (24) hours prior written notice of any cancellation or postponement or rescheduling by Provider or its subcontractor or agent of a scheduled session of monitoring of telemarketing calls by Citi (or its designated agent) for all reasons other than those related to technology failure. In the event of any failure to provide such minimum notice, Provider shall pay to Citi the amount of One Hundred Dollars ($100.00) for each such failure. In the event three or more monitoring sessions are cancelled, postponed or rescheduled in any calendar month due to technology-related issues, Provider shall submit a written action plan to Citi within five (5) days of the third such cancellation, detailing the steps and timelines for resolution and cure of the issues and shall undertake the steps contemplated by such action plan as quickly as possible.

        C. At the direction of Citi, Provider shall record that portion of any telemarketing solicitation that constitutes a Cardmember's agreement to enroll in a Program, including a recitation of the material terms thereof. All such recordings shall be retained by Provider for the period of time that may be specified by Citi that shall be no longer than five (5) years after membership cancellation, or absent any such specification, for a period of at least two (2) years, and shall be delivered to Citi promptly upon request. In no event shall Provider deliver any such recordings to a third party including, but not limited to, the Cardmember whose agreement to enroll is purported to be recorded, or his or her representative.

        D. Provider will, on a schedule to be determined by Citi, visit each site at which any of its subcontractors or agents are performing telemarketing Services hereunder for the purpose of monitoring (i) compliance by such subcontractor or agent with the applicable provisions of this Agreement; and (ii) the quality of the performance of such telemarketing Services. Such site visits will be unannounced. Provider will inform Citi at least seventy-two
(72) hours in advance of such visits and shall permit Citi, in its sole discretion, to accompany Provider on any such unannounced visit. In addition to such unannounced site visits by Provider, Citi may also, in its sole discretion, visit any of the sites at which subcontractors or agents of Provider are performing telemarketing services hereunder, upon twenty-four (24) hours prior notice to Provider, but upon no prior notice to the subcontractor or agent whose site is visited. Provider shall ensure that it gives no such prior notice.

ARTICLE VII.               MEMBERSHIP RETENTION; SATISFACTION


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        A. Provider shall maintain and implement strategies that promote the retention of Participating Cardmembers. Citi may elect to transfer attrition-related telephone calls of Participating Cardmembers and forward similar correspondence to Provider, as frequently as Citi, in its sole discretion, determines is appropriate or reasonable. Provider will use commercially reasonable best efforts to retain Participating Cardmembers who inquire about cancellation of Program membership, using scripts, guidelines, written responses or other Marketing Materials approved by Citi.

        B. Solely at Provider's expense, and with Provider's full cooperation, Citi shall conduct annual satisfaction surveys of current and former Participating Cardmembers of each Program and Citi shall have the option, at its own expense, to require or conduct additional satisfaction surveys. In the event that Citi determines, based on a satisfaction survey, that any feature, benefit, process or other aspect of a Program should be modified or replaced, Citi shall so inform Provider and Provider shall (i) deliver to Citi, within twenty (20) days of such notice, a plan that satisfactorily addresses Citi's concern within the reasonable time period specified by Citi, and (ii) execute such plan within such specified time period.


ARTICLE VIII.    CONFIDENTIAL INFORMATION

        A. Each party shall protect and preserve the confidential and proprietary nature of all Confidential Information belonging to the other party and shall use such Confidential Information only for purposes authorized under this Agreement. Without the prior written consent of the other party, neither party shall disclose, give, sell or otherwise transfer or make available, directly or indirectly, any Confidential Information belonging to the other party to any third party for any purpose. Each party shall ensure that only its employees, authorized agents, or subcontractors who need to know Confidential Information belonging to the other party in order to perform its obligations hereunder will receive such Confidential Information and that such persons agree to be bound in effect by, and do comply in effect with, the applicable provisions of this Article VIII.

        B. With respect to the Confidential Information belonging to Citi, Provider shall not accumulate in any way or make use of such Confidential Information for any purpose, including the marketing of any Program, other than as authorized by written agreement with Citi, and shall not add to, modify, append, or alter in any way Confidential Information regarding Cardmembers that is provided by Citi pursuant to this Agreement. Citi hereby authorizes Provider to perform a telematch review of all Cardmember telephone numbers furnished to Provider by Citi to ensure that each such telephone number is the most up-to-date one for the related Cardmember and directs Provider to append to the Confidential Information any updated telephone numbers it discovers.


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        C. These confidentiality obligations shall not apply to Confidential
Information that:

          (i) a party specifically and in writing authorizes the other party to disclose;

          (ii) a party received from a third party that had the right to make such disclosure without violation of any confidentiality obligation; provided the receiving party first demonstrates in writing to the other party's satisfaction such asserted right;

          (iii) is or becomes part of the public domain through no action of the party bound to keep it confidential, and such party first demonstrates in writing to the other party's satisfaction such asserted status of the Confidential Information;

          (iv) is required under applicable law, regulation or pronouncement or directive of a government agency with appropriate jurisdiction; or

          (v) consists of a Cardmember name, address, Social Security Number and/or authorization that may be needed by a Credit Reporting Agency in order to permit Provider to obtain a credit report for use in fulfillment of the Program.

        D. In addition to the exceptions set out in Paragraph VIII.C. above, these confidentiality obligations shall not apply to Confidential Information a party is ordered or requested to disclose by a court or agency with appropriate jurisdiction. In the event either party receives a subpoena, court order or other similar process purporting to require such party to disclose, or a request by a court or agency with appropriate jurisdiction for, Confidential Information belonging to the other party, then the party receiving the subpoena, court order, other similar process or request, shall provide the other party with written notice and documentation thereof as soon as practicable, and shall cooperate fully with such other party in the event that such other party determines to seek a protective order or other remedy with regard to such disclosure.

        E. Each party will not, without the prior written consent of the other party, transmit directly or indirectly the Confidential Information belonging to the other, or any portion thereof, to any country outside the United States. Citi hereby consents to Provider's transmittal to a telemarketing company located in Canada, which has been approved by Citi as Provider's subcontractor, the relevant Confidential Information needed by such telemarketing company to perform Services hereunder.




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        F. Each party agrees that, unless prior written authorization is obtained from the disclosing party and from the United States Department of Commerce or other relevant agency of the United States Government, it will not knowingly export, directly or indirectly, the Confidential Information belonging to the other, or the direct product of such Confidential Information, to: (i) any country in Country Group S or Z of the Export Administration Regulations of the Department of Commerce (currently Libya, Cuba and North Korea); (ii) any non-civil (i.e., military) end-users of for any non-civil (i.e., military) end-uses in any country in Country Group Q, W or Y of the Export Administration regulations (currently Albania, Bulgaria, Cambodia, Estonia, Laos, Latvia, Lithuania, Mongolian Peoples' Republic, Romania, the geographic areas formerly known as the Union of Soviet Socialist Republics, Vietnam) or the Peoples' republic of China; (iii) any country subject to sanctions administered by the Office of Foreign Assets Control (currently Cuba, Iraq, Libya, North Korea, Serbia and Montenegro); or (iv) Iran or Syria.

        G. Each party agrees that any unauthorized use or disclosure of the Confidential Information of the other party may cause immediate and irreparable harm to such other party for which money damages would not constitute an adequate remedy, that such other party would be entitled to seek injunctive relief, and that injunctive relief would in the event of such unauthorized use or disclosure be necessary and appropriate.

        H. Provider agrees to complete fully and return to Citi a Citi Vendor Information Sheet and Security Audit Questionnaire. Provider shall notify Citi immediately of any loss or unauthorized disclosure or use of Citi Information that comes to Provider's attention.


ARTICLE IX.      COMPLIANCE AUDITS; REPORTING

         A. To verify a Provider's compliance with the terms of this Agreement, Citi or its authorized representatives shall have the right to conduct at Provider's premises, at Citi's sole expense, at reasonable times during working hours as agreed by the parties after reasonable notice, an initial review and, thereafter, reviews of Provider's performance hereunder, as well as the performance of any subcontractor or agentI authorized to perform Services hereunder ("Audit"). Such subsequent reviews will be performed on an annual basis, unless Citi determines, within its sole discretion, that a change in applicable law or regulation, or a change in Provider's business practices or in its financial status requires a more frequent review. An Audit may include inspection and review of all aspects of a Provider's (i) business practices related to Provider's performance of Services; (ii) financial condition; (iii) internal controls; and (iv) security reviews. Provider shall cooperate fully with Citi in any Audit and shall give Citi and its auditors access to its premises for conducting an Audit


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        B. Citi shall give Provider advance notice of any Audit, and Provider shall ensure that no action or failure to act on its part, or on the part of its subcontractor or agent, if applicable, will prevent the Audit from beginning within the time period specified in the notice, but in no event later than five
(5) days from the date of the notice if the time specified is less than five (5) days. Notwithstanding the above, Citi may conduct an Audit on twenty-four (24) hours prior written or telephonic notice to Provider if Citi reasonably believes that Confidential Information belonging to Citi has been or is about to be used, accumulated, or disclosed in a manner not permitted hereunder.


        C. In the event that Provider fails to (i) cooperate in facilitating completion of an Audit required by Citi; or (ii) make any required written report to Citi within the time period specified; Provider agrees to pay the Citi entity identified in the governing Program Exhibit as a consequence for each such failure the amount of Five Hundred Dollars ($500.00) for each day in which such failure continues beyond the date specified in such written notice. Any such payment(s) shall be in addition to (and not in lieu of) any other rights, damages or remedies that Citi is entitled to under the terms of this Agreement, or any applicable law.

        D. Provider understands and agrees that the United States Office of the Comptroller of the Currency and any comparable federal or state agency has the right to conduct audits on Provider's premises. Provider agrees to cooperate fully with such audits. Provider further agrees to furnish to Citi copies of (i) any agreements it may sign with a federal, state or local regulatory agency that might affect any Program; (ii) any notices it may receive from a federal, state or local regulatory agency as to its regulatory compliance; (iii) any information it may receive about its evaluation or rating by a consumer affairs agency or bureau (such as the Better Business Bureau) with respect to its business practices; and (iv) any reports of audits conducted internally or by third parties that provide information about or might affect any Program.


ARTICLE X.       BREACH; CURE

        A. In the event that Provider fails to comply fully with any requirement of this Agreement, Citi may provide written notice to Provider of such non-compliance and specific instructions regarding actions necessary to cure such non-compliance. In the event that Citi fails to comply with the requirements of applicable laws or regulations governing the acquisition or use of consumer credit information, Provider may provide written notice to Citi of such non-compliance and specific instructions regarding actions necessary to cure such non-compliance. The party receiving such notice of non-compliance shall promptly cure or begin diligent efforts to cure the non-compliance and shall, within five (5) business days, provide to the other party a written report providing a detailed description of the actions being taken by the breaching party to cure the non-compliance.


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        B. In the event Citi determines to its reasonable satisfaction that any of Provider's business practices related to its performance hereunder present a risk of unauthorized use or disclosure of Confidential Information belonging to Citi, then Citi shall so notify Provider in writing and Provider shall use its best efforts to change such business practices as soon as practicable to the reasonable satisfaction of Citi, and shall ensure that any such required change shall occur no later than three (3) business days following notice from Citi; provided, however, Provider may suspend the activities affected or implicated by Citi's notice until the cited condition is cured, and such suspension shall not be deemed breach of this Agreement. Provider shall provide Citi with daily status reports until the required change is effective.

        C. Upon any failure by Provider to cure any breach identified in writing by Citi, or as set out in Paragraph X.B. above, to prevent a potential breach, within the time periods specified herein, Citi may, in its sole discretion, exercise its rights to terminate this Agreement, as set out in Article XI hereof.


ARTICLE XI.      TERM; TERMINATION

        A. This Agreement shall remain in effect for a period of one year from its Effective Date. Thereafter it shall continue in effect until terminated by either party on ninety (90) days written notice delivered to the other party. In addition to the right to terminate this Agreement as set forth herein, any individual Program(s) may be terminated in accordance with the provisions of the governing Program Exhibit(s).

        B. Notwithstanding the foregoing, this Agreement may be terminated:

           (1) by either party within ten (10) days following written notice by it of termination for cause, where (a) such notice states the terminating party's determination that the other party breached this Agreement and (b) the other party has failed to cure fully or commence curing the breach, as set out in Paragraph X.A. above, or as set out in Paragraph X.B. above (where Provider is the breaching party), has failed to prevent a potential breach, within the applicable time period set out in Article X.B. hereof; or

           (2) by Citi immediately, following written notice by it of discontinuation based on the occurrence or reasonable expectation of any judicial or governmental action, investigation, or proceeding or adverse publicity in connection with the Agreement or Provider that Citi reasonably concludes could harm Citi's business or reputation.

        C. Upon termination of this Agreement, the terms of the governing Program Exhibit(s) shall control the termination of the Programs with respect to such matters as, any extension or renewal of Participating Cardmember Program memberships, transfer of Participating Cardmembers to other programs, continuing


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provision of Services by Provider, return to each party of Confidential
Information belonging to the other party, notification to Cardmembers, and/or disposition of Marketing Materials.


ARTICLE XII.     PROPRIETARY RIGHTS

        A. Provider acknowledges Citi's exclusive proprietary interest in and rights to all Citi logos, trademarks, trade names, service marks and branding "look and feel;" any unique logo, trademark, trade name or service mark that may be created for a Program; and the signatures of Citi officers and employees that may be used in Marketing Materials ("Citi Marks"). Citi hereby grants Provider a limited license to use Citi Marks solely to promote the Program, provided Provider complies with the requirements set forth in Attachment A and obtains Citi's approval, in writing, prior to any such use. Provider recognizes and acknowledges that it acquires no right in or to Citi Marks. Citi may, at its sole discretion, deny or limit Provider's use of Citi Marks.

        B. Except as otherwise set out in a Program Exhibit, any Marketing Materials, fulfillment or other materials that Provider creates, produces and prepares in connection with the Agreement shall remain the property of Provider except for any Citi Marks, and any marks specifically identified in the Program Exhibit as created exclusively for Citi, which shall remain the sole property of Citi.

        C. Citi recognizes and acknowledges that to the extent Provider is providing Marketing Materials for Programs that are also provided by Provider to third parties, the logos, trademarks, trade names and service marks developed by Provider and associated with such Programs may be marks generally used by Provider in its other businesses. To the extent any such mark is not specifically identified as being created for Citi in the Program Exhibit, Provider shall retain any rights it may have to such marks. Notwithstanding the foregoing, nothing contained herein shall give Provider any rights in Citi Marks.

        D. Unless necessary for the performance of Services or as may be required by law, Provider shall not use Citi's name or the name of a Citi affiliate in any sales publication or advertisement or make any public statement or respond to any third-party inquiry relating to Citi or its affiliates without obtaining Citi's prior written consent.


ARTICLE XIII.    CONTINGENCY PLANS; DISASTER RECOVERY

        To ensure that there is no disruption of operations with respect to the Services to be provided by Provider hereunder, Provider agrees to obtain Citi's prior written approval for, have in place, and implement when necessary, a contingency plan for business continuity, and if necessary for business resumption and recovery with

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specific time frames, that (i) meet Citi's needs, as determined by Citi within its sole discretion, and (ii) will enable Provider to continue operations in the event of a significant disturbance in its normal operations. Provider shall also obtain Citi's prior written approval for, have in place, and implement when necessary a disaster recovery plan to ensure that duplicate copies of all data relating to the Services and each Program provided by Provider are stored in a secure manner in a remote location and can be retrieved in the event that a disaster disrupts Provider's operations. Provider shall update the contingency and disaster recovery plans, as necessary, including with respect to any new Program provided by Provider. Provider agrees to conduct full tests of the approved plans at least once each year and to provide to Citi, in a format acceptable to Citi, written reports of the results of such tests.


ARTICLE XIV.     REPRESENTATIONS, WARRANTIES, AND COVENANTS

        A. Provider represents, warrants and covenants that:

           (1) it has the authority to enter into and perform this Agreement according to its terms and conditions.

           (2) each representative who executes a Program Exhibit has the authority to do so and to bind Provider to all of its terms;

           (3) it shall comply with all applicable laws, rules, and regulations including, but not limited to, all applicable consumer protection laws and regulations, in the performance of Services, and shall promptly advise Citi in the event of new or modified regulatory and statutory requirements that may necessitate a change in the Services or the manner in which Provider solicits or provides the Services and shall comply with such new and modified requirements in a timely manner;

           (4) it shall obtain all necessary consents and authorizations prior to providing Services;

           (5) it shall not use any Marketing Materials to offer a Program to a Cardmember without Citi's prior review and written approval of such Marketing Materials;

           (6) it shall provide to Participating Cardmembers the Services in accordance with the provisions of this Agreement and the Marketing Materials approved by Citi;

           (7) all Marketing Materials prepared or provided by Provider in connection with this Agreement are and shall be true, fair, accurate, and complete, and not deceptive under applicable state laws and regulations;


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           (8) all descriptions of Programs contained in Marketing Materials shall be substantiated to Citi's satisfaction under commercially reasonable standards of due diligence as being materially accurate and complete, and, upon Citi's request, Provider shall deliver to Citi within two (2) business days full, accurate and fair substantiation of each claim made in Marketing Materials used or proposed for use in connection with any approved or proposed Program;

           (9) it shall not charge or attempt to charge a Cardmember's account for the purchase of any Program without first obtaining the Cardmember's express authorization of such purchase and payment, and it shall retain, for a period of not less than two (2) years, a record in the format required by Attachment A and readily available to Citi of each Cardmember's authorization of each such purchase and payment;

           (10) between thirty (30) and sixty (60) days before the date on which it intends to charge a Cardmember's account for any automatic renewal of a membership Program with a term of six months or more, (but not in the case of any membership Program billed on a monthly basis) it shall send to the Cardmember a renewal notice that complies with the applicable requirements set forth in Attachment A;

           (11) none of the names, marks, content or graphics used in connection with each Program and the Services, or any Marketing Materials created or used by Provider pursuant to this Agreement, infringe on the intellectual property (including trademark, copyright and patent) rights of any party or give rise to any founded claims based on such rights or rights based on other laws, whether statutory or under common law (including tort, contract, and advertising law); provided, however, the foregoing does not apply to any alleged infringement or claim arising from the Citi Marks, any other trademark or service mark designated for exclusive use by Citi in accordance with the Program Exhibit or other materials (in printed, digital or other medium) provided by Citi;

           (12) it and any approved subcontractor or agent shall conduct an annual security survey based on which it shall revise the Vendor Information Sheet and Security Audit Questionnaire at least once each year, for retention by the Provider and submission to Citi upon its request; and

           (13) it shall calculate, report, and remit all sales, use, excise, or similar taxes related to each Program, and shall be solely liable for any taxes, penalties, or interest that may be imposed due to Provider's failure to timely file returns or deposit appropriate taxes of any nature whatsoever; and

           (14) while any Program under this Agreement is in effect and for a period of six (6) months after the discontinuation of all Programs under this Agreement, it shall not hire or solicit the employment of any person whom Citi employed who was involved in Citi's relationship with Provider with responsibilities


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


for program management, implementation of marketing programs, analysis of marketing results, processing and administration of accounts and other comparable functions during the period of this Agreement or during the six-month period preceding the Effective Date.

        B. Citi represents, warrants and covenants that:

           (1) it has the authority to enter into and perform this Agreement according to its terms and conditions.

           (2) each representative who executes a Program Exhibit has the authority to do so and to bind the designated Citi entity to all of its terms;

           (3) it shall comply with all applicable laws, rules, and regulations in connection with its responsibilities and activities hereunder;

           (4) it shall obtain any necessary consents and authorizations prior to performing such responsibilities; and

           (5) the Citi Marks, and any other trademark or service mark designated for exclusive use by Citi in accordance with the Program Exhibit, and any other materials (in printed, digital or other medium) provided by Citi, shall not infringe on the trademarks, copyright or patent rights of any party or give rise to any founded claims based upon such rights; and

           (6) it shall not make any representation, warranty or other statement regarding the Program not stated or made in the Marketing Materials or inconsistent with the statements made therein.


ARTICLE XV.      INDEMNIFICATION

        A. Provider shall hold Citi, its corporate affiliates, and their respective officers, directors, employees, and agents harmless from and indemnify them against any and all claims, suits or proceedings, liabilities, losses, damages and expenses whatsoever, including reasonable attorneys' and experts' fees (including all fees incurred by Citi under Paragraph XV.B. below), arising out of or in connection with:

           (1) Any claim, regardless of the merits, by a third party, including any Cardmember or government agency, with respect to a Program or Services under this Agreement, including any claim that:

           (a) the provision of or failure to provide any Service by Provider (or any of its subcontractors and agents), including any claim regarding the quality or value of such Service or asserting product liability, wrongful death, personal injury, or damage to property, or

           (b) Marketing Materials (including elements thereof) or communications prepared, provided or distributed by Provider, or the provision by Provider of any Service or benefit to Citi or Cardmembers, violates any right or property interest of a Cardmember or any third party, including any such right or property interest based upon principles of tort, patent, copyright, defamation, privacy, plagiarism, piracy, trademark, trade secret, or consumer protection law, notwithstanding that Citi may have approved, modified and/or disseminated such Marketing Materials, communications or other Services, but only to the extent that claims under this Paragraphs XV.A are not the subject of a final judgment confirming a finding of gross negligence or willful misconduct on the part of Citi.


           (2) A breach by Provider of any representation, warranty or covenant, including those set out in this Agreement and those made by Provider to Citi or Cardmembers.

           (3) Any violation by Provider or any subcontractor or agent of Provider of federal, state or local laws or regulations applicable to Provider's activities in connection with this Agreement or its business relationship with Citi;


        B. Provider shall afford Citi the opportunity to defend or participate in the defense of any claim that would be eligible to be indemnified by Provider hereunder. Costs of such defense (including lawyers' and experts' fees, commensurate with the amounts incurred by Citi in comparable litigation) shall be paid by Provider under this Article XV. Citi shall confer with Provider during the course of such litigation regarding strategy and costs. In the event that Citi elects to defend independently any claim eligible for indemnification hereunder, Citi shall allow Provider to participate in the defense, which shall be at Citi's direction. Citi shall inform Provider of any settlement proposal that Citi may receive and Citi shall exercise reasonable good faith judgment in determining whether and on what terms to accept any proposed settlement of a claim that it elects to defend. Neither party shall enter into any settlement of such claim that imposes any obligation upon the other party without that other party's consent, which shall not be unreasonably withheld or delayed.

        C. Citi shall hold Provider, its corporate affiliates, and their respective officers, directors, employees, and agents harmless from and indemnify them against any and all claims, suits or proceedings, liabilities, losses, damages and expenses whatsoever, including reasonable attorneys' and experts' fees (including fees incurred under Paragraph XV.D. below), arising out of or in connection with:

           (1) Any claim by a third party, including any Cardmember, regardless of the merits, arising out of Citi's breach of its obligations under this Agreement, but only where such claim does not include allegations of actions by Provider that would constitute a breach of this Agreement;


           (2) Any claim by a third party, regardless of the merits, that any of Citi Marks appearing on Marketing Materials, any other trademark or service mark designated for exclusive use by Citi in accordance with the Program Exhibit, or any other material (in printed, digital or other medium) provided by Citi violates any right or property interest of such third party.

           (3) A breach by Citi of any representation, warranty or covenant set out in this Agreement; and

           (4) Any violation by Citi of federal, state or local laws or regulations applicable to Citi's activities in connection with this Agreement or its business relationship with Provider.

        D. Citi shall afford Provider the opportunity to participate in the defense of any claim that would be eligible to be indemnified by Citi hereunder. Costs of such defense (including lawyers' and experts' fees commensurate with the amounts incurred by Citi in comparable litigation) shall be paid by Citi under this Article XV. Provider shall confer with Citi during the course of such litigation regarding strategy and costs. In the event that Provider elects to defend independently any claim eligible for indemnification hereunder, Provider shall allow Citi to participate in the defense, which shall be at Provider's direction. Provider shall inform Citi of any settlement proposal that Provider may receive and Provider shall exercise reasonable good faith judgment in determining whether and on what terms to accept any proposed settlement of a claim that it elects to defend. Neither party shall enter into any settlement of such claim that imposes any obligation upon the other party without that other party's consent, which shall not be unreasonably withheld or delayed.

        E. Except with respect to indemnification of claims by third parties under this Article XV, or unauthorized use of the other party's Confidential Information or intellectual property, in no event will either party be liable to the other for any indirect, exemplary, punitive, special or consequential damages, including without limitation lost profits, even if the breaching party had been advised of the possibility of such damages.


ARTICLE XVI.     INDEPENDENT CONTRACTOR

        Provider shall perform the Services as an independent contractor, and nothing contained in this Agreement or otherwise shall be deemed to create any employment relationship, partnership, or joint venture between Provider and Citi. Provider acknowledges that Services performed are solely within its control, and neither Provider nor any of its employees will hold itself out as anything but an independent contractor to Citi.

ARTICLE XVII.    INSURANCE

        Provider shall obtain and maintain for such time period as set out in the Program Exhibit(s) all insurance coverage required by federal or state law, including, without limitation, workers' compensation and disability insurance. Except as otherwise set out on the Program Exhibit(s), Provider shall maintain the following minimum insurance coverage: (a) commercial general liability insurance in the minimum amount of $1,000,000.00 per occurrence and $2,000,000.00 aggregate, including broad form contractual liability, and broad form vendor's coverage; (b) worker's compensation in statutory limits required for each state in which Provider shall operate under the terms of this Agreement; (c) employer's liability coverage of at least $1,000,000.00 per occurrence; and (d) fidelity bond coverage of at least $1,000,000.00 per loss, protecting against employee dishonesty, theft, robbery, forgery and altered documents. Such insurance shall include as a loss payee, as their interest may appear, the Citi entity named on the relevant Program Exhibit and its parent corporation and all affiliated, associated and subsidiary companies, for any insurable losses incurred by Citi related to the provisions of this Agreement. Provider shall furnish Citi with certificate(s) of insurance evidencing such coverages, naming the Citi entity identified on the governing Program Exhibit an additional insured under each such policy of insurance, and requiring any insurer that provides any coverage hereunder to notify Citi at least thirty (30) days prior to cancellation or a change in coverage that would materially affect Citi's coverage as loss payee or additional insured.


ARTICLE XVIII.   ASSIGNMENT

        This Agreement and its obligations may not be assigned by either party except upon written consent of the other party, provided, however, this Article XVIII. shall not preclude Citi from assigning rights and obligations under this Agreement among its affiliates, with respect to which Citi shall have full discretion.





ARTICLE XIX.     WAIVER; SEVERABILITY

        A. A failure or delay of either party to enforce any of the provisions of this Agreement may in no way be construed to be a waiver of such or any other provision.

        B. Any provision of this Agreement that is invalid, illegal or unenforceable for any reason shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions or rendering any other provision of this Agreement invalid, illegal or unenforceable.


ARTICLE XX.      CHOICE OF LAW; JURISDICTION; WAIVER OF JURY TRIAL

        This Agreement and the respective rights and obligations of the parties shall be governed by the laws of the State of South Dakota, without regard to principles of conflicts of laws (whether South Dakota or any other jurisdiction). Provider and Citi waive the right to a trial by jury in any proceeding brought against the other with respect to this Agreement or Provider's Services in connection with any Program.


ARTICLE XXI.     REMEDIES NOT EXCLUSIVE

        The remedies set out in this Agreement are not exclusive, and are in addition to all other remedies that may be available to the parties under governing law.


ARTICLE XXII.    SURVIVAL OF AGREEMENT TERMS

        The provisions of Articles VIII, XI.C, XII, XIV, and XV shall survive any termination of this Agreement and shall continue in full force and effect. In addition, in the event of any permitted extension or renewal of Program memberships (pursuant to the terms of a governing Program Exhibit, as set forth in Paragraph XI.C.) after termination of this Agreement, then the provisions of this Agreement and the governing Program Exhibit, which by their terms are meant to survive, including but not limited to Articles II, III, IV, V, IX, XIII, XVI, and XVII of this Agreement, shall also survive and continue in full force and effect.


ARTICLE XXIII.   NOTICES

        Any notice or communication required under this Agreement will be effective when received and sufficient if given in writing and delivered by certified mail, registered mail or by an overnight delivery service of general commercial use (such as United States Postal Service, United Parcel Service, Federal Express, or Airborne) addressed as follows:
     To Citi:              Citicorp Credit Services, Inc.
                           One Court Square
                           Long Island City, New York 11120
                           Attention:  Director, Revenue Services

     With a copy to:       Citicorp Credit Services, Inc.
                           One Court Square - 41st Floor
                           Long Island City, New York 11120
                           Attention: Muriel Reynard, Esq.



     To Provider:          Ken Schwarz, COO
                           Intersections, Inc.
                           14930 Bogle Drive
                           Chantilly, VA 20151


     With a copy to:       Sue Houk, SVP, Client Services
                           Intersections, Inc.
                           14930 Bogle Drive
                           Chantilly, VA 20151



or to such other person or address as any such party may designate by notice duly given to the other party as provided herein. Such notice or communication shall be deemed to have been given upon the date of receipt.


ARTICLE XXIV.    REGULATORY AND CREDIT REPORTING AGENCY REQUIREMENTS

        A. With respect to any provision of this Agreement that specifically requires that Provider modify a Program, the Services or the Marketing Materials as directed by Citi, or refrain from making such modification without Citi's consent, Provider is not prohibited from making or refraining from making, as applicable, the modification to the extent required by law, regulation court order, or order or pronouncement of a government agency with appropriate jurisdiction. Provider shall, however, give Citi prior written notice that Provider is making or refraining from making, as applicable, the modification, with the reason therefor, and Citi may then terminate this Agreement upon thirty
(30) days prior written notice.

        B. If a Credit Reporting Agency demands that Provider comply with a requirement that it may impose as a condition of Provider's furnishing the Program or Services, and such requirement conflicts with the provisions of this Agreement, the parties shall make a reasonable effort to resolve the conflict.

ARTICLE XXV.     ENTIRE AGREEMENT; CONFLICTS; AMENDMENT

        A. This Agreement, together with the attached Program Exhibit(s), and Attachments, constitutes the entire Agreement between Citi and Provider with respect to the subject matters addressed herein and supersedes and replaces all previous agreements between the parties and their predecessors with respect to the subject matter hereof.

        B. In the event of any conflict between terms set out in the Articles of this Agreement and an individual Program Exhibit, the provisions of the Program Exhibit shall be controlling.


C. This Agreement is and shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors, and permitted assigns and may not be changed or modified except in a writing signed by both parties.



CITIBANK (SOUTH DAKOTA), N.A.       INTERSECTIONS, INC.


By:      _____________________      By:          ________________________

Name:    _____________________      Name:        ________________________

Title:   _____________________      Title:       ________________________


CITIBANK USA, N.A.                               CITICORP CREDIT SERVICES, INC.


By:      _____________________      By:          ________________________

Name:    _____________________      Name:       ________________________

Title:   _____________________      Title:      ________________________




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